EXHIBIT 4.1
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                                 LOAN AGREEMENT

                                 BY AND BETWEEN

                                  TECSTAR, LLC

                                       AND

                                  COMERICA BANK



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

                                 LOAN AGREEMENT



     THIS LOAN AGREEMENT, made this _____ day of February, 2002 by and between Tecstar, LLC, an Indiana limited liability company, of Goshen, Indiana (herein called "Company"), and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

     WITNESSETH:

     1. THE INDEBTEDNESS: Line of Credit

     1.1 Subject to the terms of this Agreement, Bank agrees to lend to Company at any time and from time to time from the effective date hereof until April 1, 2004 sums not to exceed under the line of credit Ten Million Dollars ($10,000,000) in aggregate principal amount at any one time outstanding. Company shall execute and deliver to Bank a Line of Credit Note (herein called "Line Note") in form similar to that annexed hereto as Exhibit "A" to evidence advances, repayments and readvances made from time to time, subject to the terms and conditions of this Agreement.

     1.2 The Line Note shall mature on April 1, 2004, and the balance from time to time outstanding shall bear interest at a per annum rate equal to the Bank's Prime Rate plus or minus, as applicable, the Applicable Margin. Upon the occurrence of any event of default hereunder, interest shall accrue on the unpaid principal balance at the per annum rate of three percent (3%) above the rate otherwise in effect. Interest shall be payable monthly commencing on March 1, 2002 and on the first business day of each month thereafter. Interest shall be computed on a daily basis using a year of 360 days, assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank and publicly announced as its prime rate for its borrowers as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.

     A late installment charge equal to five percent (5%) of each late installment may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any default or event of default under this Agreement.

     "Applicable Margin" shall mean as of any date of determination, the applicable interest rate margin determined in accordance with the provisions of
Section 1.A by reference to the appropriate columns in the pricing matrix attached to this Agreement as Schedule 1.

     1.3 Bank shall not make any advances under the Line Note unless Company shall have first filed with Bank a Request for Draw and Certificate of Compliance (as of the date of the borrowing) in form similar to that annexed hereto as Exhibit "B", executed by an authorized officer of Company. Bank may, at its option, lend under the Line Note upon the telephone request of an authorized officer or agent of Company and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall mail to Bank, on the same day as such telephone request, a Request for Draw and Certificate of Compliance in the form attached as Exhibit "B". Company hereby authorizes Bank to disburse advances under the Line Note pursuant to the telephone instructions of any person purporting to be an authorized officer of Company and Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each time Company requests an advance under the Line Note by telephone it shall be deemed to have represented that no condition exists or event has occurred which constitutes or, with the giving of notice or the passage of time would constitute, a default under this Agreement.

     1.4 The aggregate principal amount at any one time outstanding under the Line Note and the outstanding amount of all Letters of Credit (together with unreimbursed drawings thereunder) shall never exceed the formula set forth in the Advance Formula Agreement dated as of the date hereof or in any Advance Formula Agreement delivered by Company to Bank in substitution therefor. Company shall immediately make all payments necessary to comply with this provision.

     1.5 Company shall pay to Bank an unused fee equal to one quarter of one percent (1/4%) per annum multiplied by the average daily amount by which Ten Million Dollars ($10,000,000) exceeds the aggregate amount of outstanding advances under the Line Note. The unused fee shall be payable quarterly in arrears on the first day of each calendar quarter (commencing on April 1, 2002) and on the maturity date of the Line Note. Such fee shall be calculated in the same manner as interest is calculated hereunder.

     1.6 In addition to advances under the Line Note to be provided to Company by Bank under and pursuant to Section 1.1 of this Agreement, Bank may issue, or commit to issue, from time to time, standby letters of credit for the account of Company (herein individually called a "Letter of Credit" and collectively "Letters of Credit") in aggregate undrawn amounts not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding; provided, however that the sum of the aggregate amount of advances outstanding under the Line Note plus the undrawn amounts of all Letters of Credit shall not exceed Ten Million Dollars ($10,000,000.00) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the maturity date of the Line Note. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company unto Bank with respect thereto. The commission rate and payment of the commission for each Letter of Credit shall be established by Bank at the time of issuance of each Letter of Credit.

     1.7 Company may prepay the Line Note in whole or in part without premium or penalty.

     1.8 Advances under the Line Note shall be used for working capital and other general corporate purposes.

     1.A. Margin

     Adjustments in the Applicable Margin shall be implemented on a quarterly basis as provided in this Section 1.A based on Company's Tangible Net Worth. Such adjustments shall be given prospective effect only, effective on the first day of the first month following the required date of delivery of the financial statements under Section 4.1 hereunder, in each case establishing applicability of the appropriate adjustment. From the effective date until the required date of delivery under Section 4.1 of the Company's financial statements for the fiscal quarter ending March 31, 2002, the margin shall be that set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 1.

     2. CONDITIONS AND SECURITY.

     2.1 Company agrees to furnish Bank, prior to the borrowing hereunder, in form to be satisfactory to Bank, with (i) an opinion of Company's legal counsel;
(ii) certified copies of resolutions of the members of Company evidencing approval of the borrowings hereunder, (iii) certified copies of Company's Articles of Organization and Operating Agreement, and (iv) certificates of good standing from the State of Company's organization and from each jurisdiction in which it is required to be qualified to do business.

     2.2 As security for all indebtedness of Company to Bank hereunder and under the Line Note as herein provided, Company agrees to furnish, execute and deliver to Bank or cause to be furnished, executed and delivered to Bank prior to or simultaneously with the borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following (all of which is herein collectively called the "Collateral"):

     (a) Security Agreement granting to Bank a first priority security interests in and covering all of Company's tangible and intangible personal property, whether now owned or hereafter acquired (subject to Permitted Liens);

     (b) Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code;

     (c) Such documents or certificates as may be requested by Bank and/or are required under the terms of any and every Security Agreement; and

     (d) Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may request at any time (subject to Permitted Liens).

     2.3 On the date of execution of this Agreement, Company shall pay to Bank a $50,000 non-refundable closing fee, which fee shall be deemed fully earned upon execution of this Agreement.

     3. REPRESENTATIONS AND WARRANTIES

     Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

     3.1 Company is a limited liability company duly organized and existing in good standing under the laws of the State of Indiana; Company is in good standing in each jurisdiction in which it is required to be qualified to do business in which failure to so qualify would materially impair Company's financial condition or the ability of Company to carry on its business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Line Note by Company are within its limited liability company powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and Line Note, when issued and delivered and appropriate financing statements are properly filed, will be valid and binding in accordance with their terms (subject to limitation or enforcement, if any, by equitable principles, or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors rights generally).

     3.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Line Note by Company are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

     3.3 Except as set forth in attached Schedule 3.3, no litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company, the outcome of which could materially impair the Company's financial condition or the ability of Company to carry on its business.

     3.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Company's assets, except to Bank or as otherwise permitted by this Agreement as Permitted Liens set forth in Schedule 3.4.

     3.5 Company does not maintain or contribute to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA"), except those set forth in attached Schedule 3.5. There was no unfunded past service liability of any pension plan maintained by the Company as of December 31, 2001, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto.

     3.6 The financial statements of Company dated September 30, 2001, previously furnished Bank, are complete and correct and fairly present the financial condition of Company; to the best of the Company's knowledge, since said date there has been no material adverse change in the financial condition of Company; to the best of the knowledge of Company's officers, Company does not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of Company.

     3.7 All tax returns and tax reports of Company required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company (or any of its properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company in respect of the Federal income tax for all periods are adequate in the opinion of Company.

     3.8 There are no subsidiaries of Company.

     3.9 Except as set forth in attached Schedule 3.9, Company is, in the conduct of its business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to it, the enforcement of which, if Company were not in compliance, would materially adversely affect its business or the value of its property or assets. Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of its business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having a material adverse effect on the operation of such business.

     3.10 No representation or warranty by Company in this Agreement, nor any statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any materially untrue statement of any material fact or omits or will omit to state a material fact necessary to make such representation, warranty, statement or certificate not misleading; provided, however, as to any financial statements of the Sellers, this representation and warranty is made based solely on the best knowledge of Company.

     3.11 Except as disclosed in attached Schedule 3.11, Company is not a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company, which in either case (A) asserts or alleges that Company violated Environmental Laws (as defined in Section 6.1), (B) asserts or alleges that Company is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company.

     3.12 Except as disclosed in attached Schedule 3.11, to the best knowledge of Company, there are no conditions existing currently which would subject Company to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company.

     3.13 Except as disclosed in attached Schedule 3.11, Company is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of the Company, Company has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

     3.14 Company has all material permits, licenses and approvals required under applicable Environmental Laws.

     4. AFFIRMATIVE COVENANTS

     Company covenants and agrees that it will, so long as any indebtedness remains outstanding under this Agreement:

     4.1 Furnish Bank:

     (a) within ninety (90) days after and as of the end of each fiscal year of Company, a balance sheet and statement of profit and loss and changes in cash flow of Company prepared on an audited basis by independent certified public accountants reasonably satisfactory to Bank;

     (b) within thirty (30) days after and as of the end of each month, balance sheet and statement of profit and loss of Company each prepared in accordance with generally accepted accounting principles consistently applied and certified (subject to year end audit adjustments) by an officer of Company;

     (c) within twenty (20) days after and as of the end of each month, agings of accounts receivable and accounts payable in form satisfactory to Bank;

     (d) within seven (7) days after and as of the end of each week, a borrowing base report in form and detail acceptable to Bank;

     (e) such information as required by the terms and conditions of any security agreements referred to in this Agreement;

     (f) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

     4.2 Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

     4.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Company and Bank as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

     4.4 Permit Bank, through its authorized attorneys, accountants and representatives, to examine Company's books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Company conducted by Bank, at Company's own cost and expense.

     4.5 Promptly notify Bank of any condition or event of which Company becomes aware which constitutes or with the running of time and/or the giving of notice would likely constitute an event of default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event which could have a material adverse effect upon Company's financial condition.

     4.6 Maintain in good standing all licenses required by the State of Indiana or any agency thereof, or other governmental authority that may be necessary or required for Company to carry on its general business objects and purposes unless the failure to so maintain such licenses would not have a material adverse effect on the financial condition or operations of Company.

     4.7 Furnish Bank, upon Bank's request, in form satisfactory to Bank with pledges, assignments, lien instruments or other security instruments covering any or all of Company's real and personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may in its sole discretion require.

     4.8 Comply with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

     4.9 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

     (a) the termination of a pension plan subject to Title IV of ERISA (a "Pension Plan");

     (b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

     (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

     (d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

     (e)  the withdrawal of Company from a Pension Plan; or

     (f)  a reportable event, within the meaning of Title IV of ERISA.

     4.10 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 4.1(a) and (b) hereof, a statement in the form of attached Exhibit "C" prepared and certified by the chief financial officer of Company (or in such officer's absence, a responsible senior officer of Company) (a) setting forth all computations necessary to show compliance by Company with the financial covenants set forth in Sections 4.12, 4.13 and 4.14 as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default hereunder or which with the running of time and/or the giving of notice would constitute an event of default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Company and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

     4.11 Maintain its principal bank accounts with Bank.

     4.12 Beginning September 30, 2002, maintain at all times, a ratio of Debt to Tangible Net Worth of not more than the following amounts during the periods specified below:

     September 30, 2002 through September 29, 2003...................10.0 to 1.0

     September 30, 2003 through March 30, 2004........................6.0 to 1.0
     March 31, 2004 and thereafter....................................5.0 to 1.0

          "Tangible Net Worth" shall mean the excess of (i) the net book value of the assets of Company (excluding from assets however, amounts due, if any, from affiliated corporations, and patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, good will and similar intangible assets) after all appropriate deductions determined in accordance with generally accepted accounting principles, consistently applied (including, without limitation, reserves for doubtful receivables, obsolescence, etc.), over (ii) all Debt of Company.

          "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of Company, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with generally accepting accounting principles consistently applied, excluding, however, any mortgage indebtedness of Company incurred to acquire real estate.

     4.13 Maintain at all times, a Tangible Net Worth of not less than the following amounts during the periods specified below:

     December 31, 2001 through March 30, 2002                ($1,000,000)
     March 31, 2002 through June 29, 2002                             ($500,000)
     June 30, 2002 through September 29, 2002                         $0
     September 30, 2002 through December 30, 2002                     $500,000
     December 31, 2002 through March 30, 2003                $1,000,000
     March 31, 2003 through June 29, 2003                             $1,500,000
     June 30, 2003 through September 29, 2003                         $2,000,000
     September 30, 2003 through December 30, 2003                     $2,500,000
     December 31, 2003 through March 30, 2004                $2,750,000
     March 31, 2004 and thereafter                                    $3,000,000

     4.14 Maintain at all times, Working Capital of not less than the following amounts during the periods specified below:

     December 31, 2001 through March 30, 2002                ($3,500,000)
     March 31, 2002 through June 29, 2002                           ($3,250,000)
     June 30, 2002 through September 29, 2002                       ($3,000,000)
     September 30, 2002 through December 30, 2002                   ($2,750,000)
     December 31, 2002 through March 30, 2003                ($2,500,000)
     March 31, 2003 through June 29, 2003                           ($2,250,000)
     June 30, 2003 through September 29, 2003                       ($2,000,000)
     September 30, 2003 through December 30, 2003                   ($1,750,000)

     December 31, 2003 through March 30, 2004                ($1,500,000)
     March 31, 2004 and thereafter                                  ($1,250,000)

     "Current Assets" shall mean, as of any applicable date of determination, all cash, non-affiliated customer receivables and unbilled receivables, United States government securities, income tax refunds, tooling and inventories.

          "Adjusted Liabilities" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of Company, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with generally accepting accounting principles consistently applied, excluding, however, the long term portion of any mortgage indebtedness of Company incurred to acquire real estate.

          "Working   Capital"  shall  mean,  as  of  any   applicable   date  of
          determination, Current Assets less Adjusted Liabilities.

     5. NEGATIVE COVENANTS

     Company covenants and agrees that, so long as any indebtedness to Bank remains outstanding under this Agreement, it will not, without the prior written consent of Bank:

     5.1 Purchase, acquire or redeem any of its membership interests or make any material change in its capital structure or general business objects or purpose.

     5.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except sales of inventory in the ordinary course of its business and sales or other dispositions of machinery and equipment to the extent not exceeding a market value of $50,000 during any single fiscal year.

     5.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business.

     5.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

     (a)  indebtedness to Bank;

     (b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company's business;

     (c) purchase money indebtedness and capital lease obligations for the acquisition of fixed assets in an amount not to exceed $250,000 in the aggregate; and

     (d)  existing indebtedness described in Schedule 5.4.

     5.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

     5.6 Except for existing investments disclosed in attached Schedule 5.6, make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association.

     5.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

     (a)  to Bank;

     (b) purchase money security interests in fixed assets to secure the indebtedness permitted in Section 5.4(c) above to the extent created substantially contemporaneously with the acquisition of such fixed assets and the extent encumbering only the fixed assets so acquired;

     (c) existing security interests described in Schedule 3.4 attached hereto and renewals, extensions and substitutions thereof (together with the liens permitted under (b) above, the "Permitted Liens").

     5.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank or as otherwise permitted pursuant to the provisions of Section 5.7.

     5.9 Make loans, advances of credit or extensions of credit to any officer, director or shareholder of Company or any member of their immediate families or entity controlled by any of the foregoing or to any other person, except for sales on open account or in the ordinary course of business.

     5.10 Materially alter the character of its business from that conducted as of the date of this Agreement.

     5.11 With respect to the fiscal year ending September 30, 2002, declare or pay or make any distribution with respect to its membership interests except distributions during any single fiscal year in an amount not exceeding fifty percent (50%) of pre-tax income of Company for such fiscal year plus $1,500,000; provided that distributions to Starcraft shall first be made by credit against the $750,000 indebtedness of Starcraft to Company and provided, further that no restriction on payment of distributions or dividends shall apply to the extent that after giving effect to any distribution or dividend Company's Tangible Net Worth is greater than $2,000,000.

     5.12 Enter into any transaction or series of transactions with any affiliate other than on terms and conditions as favorable to Company as would be obtainable in a comparable arms-length transaction with a person other than an affiliate.

     5.13 Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

     6. ENVIRONMENTAL PROVISIONS

     6.1 For the purposes of this Agreement the term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

     6.2 Company shall comply in all material respects with all applicable Environmental Laws.

     6.3 Company shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or a cleanup, removal, remedial action, or other response by or on the part of Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from Company for an alleged violation of Environmental Laws.

     6.4 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

     6.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement contained herein incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Bank, at its sole expense, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to both Bank and Company upon completion.

     6.6 At any time Company, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within 60 days following completion of the preliminary findings and conclusions.

     6.7 Company shall maintain all material permits, licenses and approvals required under applicable Environmental Laws.

     7. EVENTS OF DEFAULT

     7.1 Upon non-payment of any installment of the principal or interest on the Line Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding indebtedness of Company to Bank hereunder or under any other instrument or evidence of indebtedness when due in accordance with the terms thereof, the Line Note shall automatically become immediately due and payable.

     7.2 Upon occurrence of any of the following events of default:

     (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 4.1(c), (d), 4.3, 4.4, 4.5, 4.11, 4.12, 4.13, 4.14 or Section 5;

     (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 4.1(a) or (b) or 4.10 and continuance for ten (10) days;

     (c) default in observance or performance of any of the other conditions, covenants or agreements of Company herein set forth, and continuance thereof for thirty (30) days after notice to Company by Bank;

     (d) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made;

     (e) default in the observance or performance of any of the conditions, covenants or agreements of Company or any other person set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder, and continuation of such default beyond any period of grace specified in any such document;

     (f) default (i) in the payment of any other obligation of Company for borrowed money (other than to Bank) in an aggregate amount in excess of Twenty Five Thousand Dollars ($25,000), or (ii) in the observance or performance of any conditions, covenants or agreements related or given with respect thereto, and, in the case of clause (ii)
          continuance thereof for a period of time sufficient to permit the holder of the applicable indebtedness to accelerate such indebtedness;

     (f) judgments for the payment of money in excess of the sum of Twenty Five Thousand Dollars ($25,000) in the aggregate shall be rendered against Company and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

     (g) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

     (h) if there shall occur any change in the management, ownership or control of Company which in the sole judgment of Bank is reasonably likely to have a material adverse effect on the Company;

     (i)  if Bank shall for any reason deem itself insecure;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder and under the Line Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Line Note shall immediately become due and payable without further notice and demand.

     7.3 If a creditors' committee shall have been appointed for the business of Company; or if Company shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company) and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company, then the Line Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable.

     7.4 Upon the occurrence and during the continuance of any event of default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

     8. MISCELLANEOUS

     8.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns.

     8.2 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

     8.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidated or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with generally accepted accounting principles consistently applied.

     8.4 Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 8.4. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given one (1) Business Day after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Company shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

     To Company:
     2703 College Avenue
     Goshen, Indiana 46526
     Attention: Rich Mullin
     Fax No.______________

     To Bank:
     35405 Grand River
     Farmington, Michigan 48335
     Attention: Middle Market Corporate Banking-Michael H. Cliff
     Fax No.______________

     8.5 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank's option, be charged by Bank as an advance against the proceeds of the Line Note. All costs, including reasonable attorney fees and reasonable auditor fees, incurred by Bank in reviewing, revising, protecting or enforcing any of its rights against Company or defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents shall also be paid by Company.

     8.6 On any default as defined in this Agreement or any default in payment of any liability above mentioned, Bank may, except as otherwise provided herein, without notice to anyone, declare the Note due forthwith, take all action, remedial and otherwise, as provided herein or in any Security Agreement or other document, instrument, or agreement of security or of collateral, and collect, deal with and dispose of all or any part of any security without notice in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law (including public or private sale) and after deducting expenses (including reasonable attorneys' fees and expenses) Bank may apply the proceeds and any deposits or credits in part or full payment of any of said liabilities, whether due or not, in any manner or order Bank elects.

     8.7 This Agreement shall become effective upon the execution hereof by Bank and Company.

     8.8 No amendments or waiver of any provision of this Agreement nor consent to any departure by Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

     8.9 THIS AGREEMENT AND THE NOTE HAVE BEEN DELIVERED AT DETROIT, MICHIGAN, AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     8.10 COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE INDEBTEDNESS EVIDENCED BY THE NOTE OR THE NOTE.



                     [Rest of Page Intentionally Left Blank]

     WITNESS the due execution hereof as of the day and year first above written.


COMERICA BANK                              TECSTAR, LLC



By: /s/ Michael H. Cliff                   By:/s/ Jeffrey P. Bietzel
   ----------------------------------         ----------------------------------
   Michael H. Cliff                           Jeffrey P. Bietzel
   Vice President                             President



                                           By:/s/ Richard J. Mullin
                                              ----------------------------------
                                              Richard J. Mullin
                                              Chief Financial Officer

                                   EXHIBIT "A"

                                    LINE NOTE


$10,000,000                                                    Detroit, Michigan
                                                            ______________, 2002


     On or before April 1, 2004, FOR VALUE RECEIVED, the undersigned, Tecstar, LLC, an Indiana limited liability company (herein called "Company") promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its Main Office at 500 Woodward Avenue, Detroit, Michigan, the indebtedness or so much of the sum of Ten Million Dollars ($10,000,000) as may from time to time have been advanced and then be outstanding hereunder and under a certain Loan Agreement by and between Company and Bank dated _______________, 2002 (herein called "Loan Agreement").

     The indebtedness outstanding under this Note from time to time shall bear interest at a per annum rate equal to the Bank's Prime Rate plus or minus, as applicable, the Applicable Margin (as defined in the Loan Agreement). Upon the occurrence of any event of default hereunder or under the Loan Agreement, interest shall accrue on the unpaid balance hereunder at a per annum rate equal to three percent (3%) above the rate otherwise in effect. Interest shall be payable monthly on the unpaid principal balance from time to time outstanding commencing on ___________ 1, 2002 and on the first business day of each month thereafter until April 1, 2004 when the entire unpaid balance of principal and interest shall be due and payable. Interest shall be computed on a daily basis using a year of 360 days for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank and publicly announced as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans. This Note may be prepaid at any time without premium or penalty.

     This Note evidences borrowing under, is subject to, is secured pursuant to, shall be prepaid in accordance with, and may be matured under the terms of the Loan Agreement, to which reference is hereby made. As additional security, Bank is granted a lien on all personal property and assets (including deposits and other credits) of Company at any time in possession or control of (or owing by) Bank for any purpose.

     All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

     Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

     If the interest and principal hereof are not fully paid at maturity hereof (whether by acceleration or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but not limited to, reasonable attorney fees.

     THE UNDERSIGNED AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS NOTE.

     Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.

                                     TECSTAR, LLC



                                     By:
                                        ----------------------------------------

                                     Its:
                                         ---------------------------------------